SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT, made this 7th day of June 2018 and effective as of May 31, 2018 (the “Effective Date”) (the “Agreement”), by and between Quest Solution Inc., a Delaware corporation (the “Company”) and Jason Griffith, an individual residing at 2505 Anthem Village Drive, #e-516, Henderson, Nevada 89052 (“Griffith”). The Company and Griffith collectively shall be referred to as the “Parties.”

WHEREAS, the Company is indebted to Griffith in the aggregate amount of approximately $1,400,000 which includes accrued interest of approximately $125,000 (the “Accrued Interest”) earned but not paid which is represented by a Convertible Note dated October 1, 2015 (the “Convertible Note”);

WHEREAS, Griffith owns an aggregate of 1,800,000 shares of Series C Preferred Stock on which certain dividends in the aggregate amount of approximately $215,000 have been accrued but not paid (the “Accrued Dividends”). The $1,400,000 owed under the Note and the $215,000 of Accrued Dividends shall be referred to as the “Owed Amount”;

WHEREAS; the Company is willing to settle the Owed Amount by issuing certain consideration to Griffith as set forth in Section 2 below.

WHEREAS, each of the Parties desires to release each of the other Parties from any and all claims in connection with the Owed Amount upon the fulfillment of the conditions set forth in Section 2 below.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable considerations hereinafter contained, the Parties agree as follows:

1.	Recitals. The above recitals are incorporated into this Agreement.

2.	Settlement. On the date hereof, or as otherwise set forth below, the Company shall satisfy the Owed Amount in the manner set forth below:

a.	Griffith will convert the Owed Amount into an aggregate of 8,600,000 shares of Common Stock (the “Common Shares”) and the Company will issue Griffith the Common Shares within five (5) business days hereof. The 8,600,000 Common Shares represents the approximate amount of Common Shares that Griffith would receive under the current conversion terms of the Convertible Note.

b.	Griffith hereby agrees that upon the issuance of the Common Shares, the Company will have no further obligation to Griffith on the Convertible Note and the Convertible Note shall be deemed to be satisfied in full. The Common Shares will be subject to restriction in accordance with the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (collectively “U.S. Securities Laws”) and will bear the standard 1933 Act restrictive legend. In addition, Griffith hereby agrees that he will not publicly sell more than 10% of the shares of Common stock beneficially owned by him as of the date of this agreement in any 30-day period (the “Public Trading Restriction”). The Public Trading Restriction shall be null and void 180 days after the Company’s common stock is listed on the NASDAQ Capital Market or another National Market. In addition, Griffith agrees that the Voting Agreement dated September 8, 2017 by and between Griffith and Shai Lustgarten shall remain in force for all shares that possess voting rights which are owned by Griffith after this Agreement. Nothing herein shall be construed to preclude Griffith from private sales of the Common Shares but the recipient must agree to be bound by the same resale restrictions.

c.	The Company and Griffith hereby agree that Griffith shall retain ownership of his 1,800,000 shares of Series C Preferred Stock but that Griffith agrees that all Accrued Dividends are hereby deemed satisfied and that no dividends will be payable or will accrue on the Preferred Shares until one year from the date of issuance; and the Preferred Shares will be convertible into Common Stock at $1.00 per share at the holder’s option and will be automatically convertible into common stock if the Company’s common stock has a closing price of $1.50 per share for 20 consecutive trading days.

The consideration set forth above shall constitute the total consideration for the Owed Amount (the “Consideration”).

3.	Forgiveness of the Obligation. Griffith agrees that upon the execution of this Agreement and the issuance of the Common Shares and the Owed Amount will be forgiven in its entirety and Griffith shall have no right to the Owed Amount as of the Effective Date, although Griffith shall retain the right to the Consideration. Griffith agrees to sign any document deemed necessary by the Company’s auditors to reflect such forgiveness after review by his counsel; provided, that any such letter or agreement will not affect the economic terms of this Agreement.

5.	Release. In consideration of the foregoing and upon fulfillment of the conditions of this Agreement, Griffith hereby releases and discharges the Company, the Company’s officers, directors, principals, control persons, past and present employees, agents, insurers, successors, and assigns (“Company Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, Griffith ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, in connection with the Owed Amount, from the beginning of the world to the day of the date of this Release. Notwithstanding anything in this paragraph, Griffith does not waive any rights that he derives from this Agreement or any other agreement that he may have with the Company or any Company Parties.

Griffith hereby confirms that, upon receipt of the items set forth in Section 2 hereof, the Company shall have no obligation to pay any other fees, expenses, accrued but unpaid interest or dividends or any other payment or reimbursements that comprise the Owed Amount, except for payments and rights set forth in the COD as modified in Section 2(b) hereof. Griffith hereby agrees to release any security interest that he may have against the Company’s assets. Griffith represents and warrants that no other person or entity has any interest in the Owed Amount and that he has not pledged, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the Owed Amount.

6.	Indemnification. Griffith agrees that in the event that a third party brings a claim against the Company alleging that Griffith transferred or otherwise pledged a portion of the Owed Amount, and/or the promissory note(s) reflecting the Owed Amount, Griffith shall be responsible for any damages arising against the Company relating thereto including reasonable expenses in defending such third party action.

7.	Mutual Non-Disparagement. All Parties agree not to disparage or otherwise make unfavorable remarks regarding any other party to this Agreement.

8.	Merger and Amendment. This Agreement and its Exhibits contain the entire agreement and understanding concerning the Owed Amounts and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that none of the parties hereto, agents or counsel of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.

9.	Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

10.	Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.	Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of Nevada, excluding its conflict of laws rules. Each party consents to the exclusive jurisdiction of any State Court or Federal Court in Clark County, Nevada with respect to any claim or action arising out of or related to this Agreement.

12.	Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the day and year first written above.

QUEST SOLUTION INC.

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	Chief Executive Officer

/s/ Jason Griffith
Jason Griffith